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                                                                     EXHIBIT 5.1

                                 June 12, 1997



Boston Properties, Inc.
8 Arlington Street
Boston, Massachusetts 02116

Gentlemen:

     We have acted as counsel to Boston Properties, Inc., a Delaware corporation (the "Company"), in connection with the offer and sale by the Company of up to 36,110,000 shares of common stock, par value $.01 per share ("Common Stock"), of the Company (the "Shares"). The Shares include an overallotment option of up to 4,710,000 shares of Common Stock. This opinion is being delivered in connection with the Company's Registration Statement on Form S-11 (No. 33-25279) (the "Registration Statement") relating to the registration of the offering and sale of the Shares under the Securities Act of 1933, as amended. Pursuant to that certain United States purchase agreement between the Company and the underwriters named below (the "U.S. Purchase Agreement"), up to 28,888,000 of the Shares (including an overallotment option of up to 3,768,000 shares of Common Stock) will be offered by the several United States underwriters (the "U.S. Underwriters") represented by Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., Bear, Stearns & Co. Inc., Morgan Stanley & Co. Incorporated, PaineWebber Incorporated, Prudential Securities Incorporated, and Smith Barney Inc. Pursuant to that certain international purchase agreement between the Company and the underwriters named below (together with the U.S. Purchase Agreement, the "Purchase Agreements"), up to 7,222,000 of the Shares (including an overallotment option of up to 942,000 shares of Common Stock) will be offered by the several international underwriters (together with the U.S. Underwriters, the "Underwriters") represented by Merrill Lynch International, Goldman Sachs International, Bear, Stearns International Limited, Morgan Stanley & Co. International Limited, PaineWebber International (UK) Ltd., Prudential-Bache Securities (U.K.) Inc., and Smith Barney Inc.

     As the basis for the opinion hereinafter expressed, we have examined such statutes, regulations, corporate records and documents, certificates of public officials and other instruments as we have deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed the authenticity of all documents submitted to us as
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originals and the conformity with the original documents of all documents submitted to us as copies.

     Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Shares to be sold by the Company to the Underwriters as described in the Registration Statement have been duly authorized and, upon delivery of such Shares and payment therefor in accordance with the Purchase Agreements, will be validly issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Registration Statement.

                                          Very truly yours,


                                          /s/ Goodwin, Procter & Hoar  LLP
                                          Goodwin, Procter & Hoar  LLP